METROPOLITAN MORTGAGE & SECURITIES CO., INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                  Year ended September 30,
                                 1997            1996            1995           1994           1993
                              __________      __________       _________      _________      _________
Earnings:
  Net income                  $    9,668      $    8,038       $   6,303      $   5,478      $   4,003
  Preferred dividends             (4,113)         (3,868)         (4,038)        (3,423)        (3,313)
                              __________      __________       _________      _________      _________
Net income available to
  common stockholders         $    5,555      $    4,170       $   2,265      $   2,055      $     690
                              ==========      ==========       =========      =========      =========
Weighted average number
  of common shares
  outstanding (1)                    130             130             131            137            134
                              ==========      ==========       =========      =========      =========
Net income per common
  share                       $   42,733      $   32,073       $  17,288      $  14,996      $   5,150
                              ==========      ==========       =========      =========      =========

(1) All information retroactively reflects the reverse common stock split of 2,250:1 which occurred during the fiscal year ended September 30, 1994.

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